Exhibit 99.1

JAMES RIVER ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2022 RESULTS

Pembroke, Bermuda, February 27, 2023 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported fourth quarter 2022 net income available to common shareholders of $15.1 million ($0.40 per diluted share), compared to a net loss available to common shareholders of $66.3 million ($1.78 per diluted share) for the fourth quarter of 2021. Adjusted net operating income1 for the fourth quarter of 2022 was $20.2 million ($0.53 per diluted share), compared to an adjusted net operating loss1 of $67.5 million ($1.81 per diluted share) for the fourth quarter of 2021.
Fourth Quarter 2022 Highlights:
▪Group combined ratio of 91.7% and Excess and Surplus Lines ("E&S") segment combined ratio of 84.5% on business not subject to retroactive reinsurance accounting for loss portfolio transfers (the "combined ratio"). Unless specified otherwise, all underwriting performance ratios presented herein are for our business not subject to retroactive reinsurance accounting for loss portfolio transfers.
▪E&S segment gross and net written premium growth of 11.3% and 20.5%, respectively, due to broad based growth, renewal rate increases and increased net retention.
▪Net investment income increased 88.1% compared to the prior year quarter, and 31.9% sequentially compared to the third quarter of 2022, due to stronger returns from all asset classes.
▪Adjusted net operating return on tangible common equity1 of 23.5%.
Full Year 2022 Highlights:
▪Group combined ratio of 93.5% was the lowest since 2014, and E&S segment combined ratio of 85.1% was the lowest since 2016.
▪E&S segment gross and net written premium growth of 10.5% and 17.5%, respectively, with renewal rate increases averaging 10%.
▪Underwriting profit of $49.6 million is the highest in the Company's history and compares to the previous high of $29.5 million in 2016.
▪Adjusted net operating return on tangible common equity1 of 17.4%.

1 Adjusted net operating income (loss) and adjusted net operating return on tangible common equity are non-GAAP financial measures. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Fourth Quarter and Full Year 2022 Results

Frank D'Orazio, the Company’s Chief Executive Officer, commented, “The fourth quarter of 2022 capped a year of significant progress and profitable momentum for James River, while positioning the Company extremely well for the future. We continue to take advantage of compelling underwriting conditions in our insurance businesses, generating attractive growth, and validating the strength of our underwriting franchise. Moreover, we have decided to suspend underwriting activities in our Casualty Reinsurance segment, which we believe repositions the Company around its core strengths."
Fourth Quarter 2022 Operating Results
•Gross written premium of $378.4 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2022	2021	% Change
Excess and Surplus Lines	$245,462	$220,612	11%
Specialty Admitted Insurance	116,142	114,161	2%
Casualty Reinsurance	16,821	72,526	(77)%
	$378,425	$407,299	(7)%

•Net written premium of $187.7 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2022	2021	% Change
Excess and Surplus Lines	$156,358	$129,773	20%
Specialty Admitted Insurance	18,866	17,854	6%
Casualty Reinsurance	12,454	70,340	(82)%
	$187,678	$217,967	(14)%

•Net earned premium of $199.9 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2022	2021	% Change
Excess and Surplus Lines	$147,317	$134,587	9%
Specialty Admitted Insurance	18,854	20,715	(9)%
Casualty Reinsurance	33,715	36,386	(7)%
	$199,886	$191,688	4%

•E&S gross written premium for the fourth quarter of 2022 increased 11.3% compared to the prior year quarter, while net written premium increased 20.5% due to higher net retention within our excess casualty unit. Premium growth was broad based, with nine of thirteen underwriting divisions experiencing growth, led by general casualty, excess casualty and manufacturers and contractors. Renewal rate increases were 6.5% during the fourth quarter of 2022. This represents the twenty-fourth consecutive quarter of renewal rate increases compounding to 64.2%.
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JRVR Announces Fourth Quarter and Full Year 2022 Results

•Gross written premium for the Specialty Admitted Insurance segment increased 1.7% from the prior year quarter. During the quarter there was a combined 8.0% reduction to premium from our individual risk workers' compensation business and our large workers' compensation fronted program. The remaining segment premium increased 7.5% despite the loss of a fronting partner that was acquired at the end of 2021.
•Gross written premium in the Casualty Reinsurance segment decreased 76.8% compared to the prior year quarter primarily driven by the non-renewal of several treaties, as discussed previously. For the full year 2022, gross written premium declined 53.2% and was approximately in-line with our previously disclosed plan. The earning patterns of the business can extend over multiple years, so declines in net earned premium for this segment will lag the expected decline in gross and net written premium and for that reason, we expect to continue to have earned premium during 2023.
•Pre-tax favorable (unfavorable) reserve development by segment on business not subject to retroactive reinsurance accounting for loss portfolio transfers was as follows:

	Three Months Ended December 31,
($ in thousands)	2022	2021
Excess and Surplus Lines	$258	$17
Specialty Admitted Insurance	1,400	—
Casualty Reinsurance	(6,630)	(115,013)
	$(4,972)	$(114,996)
•During the fourth quarter of 2022, the Company reported modest favorable reserve development in E&S and Specialty Admitted segments. The Casualty Reinsurance segment experienced higher reported loss trends during the fourth quarter of 2022, which resulted in adverse development on treaties subject to the Casualty Reinsurance loss portfolio transfer retrocession agreement (the "Casualty Reinsurance LPT") and select treaties not subject to the Casualty Reinsurance LPT. Adverse development on treaties not subject to the Casualty Reinsurance LPT totaled $6.6 million. The Company also recognized a $6.1 million increase in losses subject to the Casualty Reinsurance LPT.
•Gross fee income was as follows:

	Three Months Ended December 31,
($ in thousands)	2022	2021	% Change
Specialty Admitted Insurance	$6,267	$6,474	(3)%
•The consolidated expense ratio was 23.9% for the fourth quarter of 2022, and increased from 13.9% in the prior year fourth quarter. The expense ratio in the prior year period benefited from favorable commission expense adjustments related to prior accident year losses in the Casualty Reinsurance segment that had a 6.6 point impact on the consolidated expense ratio, as well as higher ceding commission in our E&S segment prior to our change in retention effective in the third quarter of 2022 and lower compensation expenses.

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JRVR Announces Fourth Quarter and Full Year 2022 Results

Investment Results
Net investment income for the fourth quarter of 2022 was $22.8 million, an increase of 88.1% compared to $12.1 million for the same period in 2021. Growth in income from fixed maturities, bank loans and equities was 66.4% compared to the prior year quarter, and was driven by higher yields and growth in the portfolio from positive operating cash flow. During the fourth quarter of 2022, a portion of the Company's renewable energy investments were sold and resulted in a gain of approximately $1.0 million. This sale increased income from renewable energy investments during the period.
The Company’s net investment income consisted of the following:

	Three Months Ended December 31,
($ in thousands)	2022	2021	% Change
Renewable Energy Investments	$1,339	$(1,134)	NM
Other Private Investments	83	406	(80)%
All Other Net Investment Income	21,411	12,867	66%
Total Net Investment Income	$22,833	$12,139	88%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended December 31, 2022 was 4.0% (as compared to 2.8% for the three months ended December 31, 2021). The investment yield increased primarily as a result of higher market yields on fixed maturity securities and bank loans.
Net realized and unrealized gains on investments of $1.6 million for the three months ended December 31, 2022 compares to net realized and unrealized gains on investments of $1.8 million in the prior year quarter. The majority of the realized and unrealized gains during the fourth quarter of 2022 were related to changes in fair values of our small portfolio of common equity securities.
Taxes
The Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The effective tax rate for the year ended December 31, 2022 was 37.3%. The tax rate is impacted by the geographic mix of income, as losses in Bermuda do not create tax deductions for the Company.
Tangible Equity
Tangible equity2 of $501.2 million at December 31, 2022 increased 5.6% compared to tangible equity of $474.9 million at September 30, 2022, due to net income available to common shareholders and a decrease in unrealized losses in the Company's fixed maturity portfolio. Accumulated other comprehensive (loss) income ("AOCI") improved by $12.2 million during the fourth quarter of 2022, due to an increase in the value of the Company's fixed maturity securities.
2 Tangible equity is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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JRVR Announces Fourth Quarter and Full Year 2022 Results

Tangible equity excluding AOCI was $664.3 million at December 31, 2022 compared to $477.5 million at December 31, 2021, with the increase driven by positive net income and proceeds from the Series A preferred shares issued during the first quarter of 2022.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.05 per common share. This dividend is payable on March 31, 2023 to all shareholders of record on March 13, 2023.
Conference Call
James River will hold a conference call to discuss its fourth quarter results tomorrow, February 28, 2023 at 8:30 a.m. Eastern Time. Investors may access the conference call by dialing (800) 715-9871, Conference ID 3314205, or via the internet by visiting www.jrvrgroup.com and clicking on the “Investor Relations” link. A webcast replay of the call will be available by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, should, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and uncertainties, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; downgrades in the financial strength rating of our regulated insurance subsidiaries impacting our ability to attract and retain insurance and reinsurance business that our subsidiaries write, our competitive position, and our financial condition; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; the impact of a persistent high inflationary environment on our reserves, the values of our investments and investment returns, and our compensation expenses; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk, adequately protect our company against financial loss and that supports our growth plans; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform its reimbursement obligations, and our potential inability to demand or maintain adequate collateral to mitigate such risks; inadequacy of premiums we charge to compensate us for our losses incurred; changes in laws or government regulation, including tax or insurance law and regulations; changes in U.S. tax laws
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JRVR Announces Fourth Quarter and Full Year 2022 Results

and the interpretation of certain provisions of the 2017 Tax Act (including associated regulations), which may be retroactive and could have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; the effects of the COVID-19 pandemic and associated government actions on our operations and financial performance; potential effects on our business of emerging claim and coverage issues; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends; and an adverse result in any litigation or legal proceedings we are or may become subject to. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our most recently filed Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit (loss), adjusted net operating income (loss), tangible equity, tangible common equity, adjusted net operating return on tangible equity (which is calculated as annualized adjusted net operating income (loss) divided by the average quarterly tangible equity balances in the respective period), and adjusted net operating return on tangible common equity (which is calculated as annualized adjusted net operating income (loss) divided by the average quarterly tangible common equity balances in the respective period), are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
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JRVR Announces Fourth Quarter and Full Year 2022 Results

About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company that owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrvrgroup.com
For more information contact:
Brett Shirreffs
SVP, Finance, Investments and Investor Relations
InvestorRelations@jrgh.net
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JRVR Announces Fourth Quarter and Full Year 2022 Results

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

($ in thousands, except for share data)	December 31, 2022	December 31, 2021
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale, at fair value	$1,783,417	$1,677,561
Equity securities, at fair value	118,627	108,410
Bank loan participations, at fair value	154,991	156,043
Short-term investments	107,812	136,563
Other invested assets	27,447	51,908
Total invested assets	2,192,294	2,130,485

Cash and cash equivalents	173,164	190,123
Restricted cash equivalents (a)	103,215	102,005
Accrued investment income	14,418	11,037
Premiums receivable and agents’ balances, net	340,525	393,967
Reinsurance recoverable on unpaid losses, net	1,520,113	1,348,628
Reinsurance recoverable on paid losses	114,242	82,235
Deferred policy acquisition costs	59,603	68,526
Goodwill and intangible assets	217,507	217,870
Other assets	401,994	403,674
Total assets	$5,137,075	$4,948,550

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,768,995	$2,748,473
Unearned premiums	676,016	727,552
Funds held (a)	310,953	97,360
Deferred reinsurance gain	20,091	0
Senior debt	222,300	262,300
Junior subordinated debt	104,055	104,055
Accrued expenses	59,566	57,920
Other liabilities	276,435	225,528
Total liabilities	4,438,411	4,223,188

Series A redeemable preferred shares	144,898	0
Total shareholders’ equity	553,766	725,362
Total liabilities, Series A redeemable preferred shares, and shareholders’ equity	$5,137,075	$4,948,550

Tangible equity (b)	$501,248	$507,492
Tangible equity per share outstanding (b)	$11.63	$13.58
Shareholders' equity per share outstanding	$14.78	$19.41
Common shares outstanding	37,470,237	37,373,066

(a) Restricted cash equivalents and the funds held liability includes funds posted by the Company to a trust account for the benefit of a third party administrator handling the claims on the Rasier commercial auto policies in run-off. Such funds held in trust secure the Company's obligations to reimburse the administrator for claims payments, and are primarily sourced from the collateral posted to the Company by Rasier and its affiliates to support their obligations under the indemnity agreements and the loss portfolio transfer reinsurance agreement with the Company. The funds held liability also includes a notional funds withheld account balance related to the loss portfolio transfer retrocession transaction that our Casualty Reinsurance segment entered into in the first quarter of 2022, which will be reduced on a quarterly basis by paid losses on the subject business.

(b) See “Reconciliation of Non-GAAP Measures”
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JRVR Announces Fourth Quarter and Full Year 2022 Results

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income (Loss) Statement Data
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands, except for share data)	2022	2021	2022	2021
REVENUES
Gross written premiums	$378,425	$407,299	$1,496,580	$1,507,299
Net written premiums	187,678	217,967	748,479	744,380

Net earned premiums	199,886	191,688	766,161	695,594
Net investment income	22,833	12,139	71,111	56,865
Net realized and unrealized gains (losses) on investments	1,556	1,826	(28,318)	15,564
Other income	1,438	1,687	4,742	4,857
Total revenues	225,713	207,340	813,696	772,880

EXPENSES
Losses and loss adjustment expenses (a)	134,829	242,774	544,814	792,352
Other operating expenses	48,876	28,278	195,557	164,692
Other expenses	5,419	354	5,997	2,585
Interest expense	6,287	2,230	17,578	8,922
Amortization of intangible assets	91	91	363	363
Total expenses	195,502	273,727	764,309	968,914
Income (loss) before taxes	30,211	(66,387)	49,387	(196,034)
Income tax expense (benefit)	12,486	(94)	18,414	(23,235)
NET INCOME (LOSS)	$17,725	$(66,293)	$30,973	$(172,799)
Dividends on Series A preferred shares	(2,625)	0	(8,750)	0
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$15,100	$(66,293)	$22,223	$(172,799)
ADJUSTED NET OPERATING INCOME (LOSS) (b)	$20,151	$(67,465)	$69,542	$(184,245)

INCOME (LOSS) PER COMMON SHARE
Basic	$0.40	$(1.78)	$0.59	$(4.94)
Diluted	$0.40	$(1.78)	$0.59	$(4.94)

ADJUSTED NET OPERATING INCOME (LOSS) PER COMMON SHARE
Basic	$0.54	$(1.81)	$1.86	$(5.27)
Diluted	$0.53	$(1.81)	$1.85	$(5.27)

Weighted-average common shares outstanding:
Basic	37,463,802	37,318,807	37,442,856	34,956,957
Diluted	37,675,679	37,318,807	37,650,969	34,956,957
Cash dividends declared per common share	$0.05	$0.30	$0.20	$1.20

Ratios:
Loss ratio	67.8%	126.7%	68.5%	113.9%
Expense ratio (c)	23.9%	13.9%	25.0%	23.0%
Combined ratio	91.7%	140.6%	93.5%	136.9%
Accident year loss ratio	65.3%	66.7%	67.3%	67.1%
Accident year loss ratio ex-catastrophe losses	65.3%	66.7%	66.7%	66.4%

(a) Losses and loss adjustment expenses include a $0.7 million benefit and a $20.1 million expense for unrecognized deferred retroactive reinsurance gain for the three and twelve months ended December 31, 2022, respectively.
(b) See "Reconciliation of Non-GAAP Measures".
(c) Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not retaining insurance risk) included in “Other income” in our Condensed Consolidated Income Statements of $1.1 million and $3.8 million for the three and twelve months ended months ended December 31, 2022, respectively ($1.6 million and $4.5 million in the respective prior year periods), and a denominator of net earned premiums.

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JRVR Announces Fourth Quarter and Full Year 2022 Results

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross written premiums	$245,462	$220,612	11.3%	$921,164	$833,657	10.5%
Net written premiums	$156,358	$129,773	20.5%	$589,056	$501,250	17.5%

Net earned premiums	$147,317	$134,587	9.5%	$555,597	$486,000	14.3%
Losses and loss adjustment expenses excluding retroactive reinsurance	(95,888)	(87,749)	9.3%	(366,352)	(516,299)	(29.0)%
Underwriting expenses	(28,571)	(22,760)	25.5%	(106,194)	(91,179)	16.5%
Underwriting profit (loss) (a)	$22,858	$24,078	(5.1)%	$83,051	$(121,478)	—

Ratios:
Loss ratio	65.1%	65.2%		65.9%	106.2%
Expense ratio	19.4%	16.9%		19.2%	18.8%
Combined ratio	84.5%	82.1%		85.1%	125.0%
Accident year loss ratio	65.3%	65.2%		66.0%	67.0%
Accident year loss ratio ex-catastrophe losses	65.3%	65.2%		65.1%	66.0%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Fourth Quarter and Full Year 2022 Results

SPECIALTY ADMITTED INSURANCE

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross written premiums	$116,142	$114,161	1.7%	$490,208	$491,561	(0.3)%
Net written premiums	$18,866	$17,854	5.7%	$76,390	$83,935	(9.0)%

Net earned premiums	$18,854	$20,715	(9.0)%	$74,137	$75,371	(1.6)%
Losses and loss adjustment expenses	(14,519)	(16,504)	(12.0)%	(58,548)	(55,875)	4.8%
Underwriting expenses	(1,847)	(1,032)	79.0%	(11,355)	(9,829)	15.5%
Underwriting profit (a), (b)	$2,488	$3,179	(21.7)%	$4,234	$9,667	(56.2)%

Ratios:
Loss ratio	77.0%	79.7%		79.0%	74.1%
Expense ratio	9.8%	5.0%		15.3%	13.1%
Combined ratio	86.8%	84.7%		94.3%	87.2%
Accident year loss ratio	84.4%	79.7%		84.6%	77.5%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results for the three and twelve months ended months ended December 31, 2022 include gross fee income of $6.3 million and $23.6 million, respectively ($6.5 million and $22.7 million in the respective prior year periods).

CASUALTY REINSURANCE

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross written premiums	$16,821	$72,526	(76.8)%	$85,208	$182,081	(53.2)%
Net written premiums	$12,454	$70,340	(82.3)%	$83,033	$159,195	(47.8)%

Net earned premiums	$33,715	$36,386	(7.3)%	$136,427	$134,223	1.6%
Losses and loss adjustment expenses	(25,104)	(138,521)	(81.9)%	(99,823)	(220,178)	(54.7)%
Underwriting expenses	(11,260)	1,466	—	(42,987)	(31,571)	36.2%
Underwriting loss (a)	$(2,649)	$(100,669)	(97.4)%	$(6,383)	$(117,526)	(94.6)%

Ratios:
Loss ratio	74.5%	380.7%		73.2%	164.0%
Expense ratio	33.4%	(4.0)%		31.5%	23.6%
Combined ratio	107.9%	376.7%		104.7%	187.6%
Accident year loss ratio	54.8%	64.6%		63.3%	61.5%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Fourth Quarter and Full Year 2022 Results

Underwriting Performance Ratios

The following table provides the underwriting performance ratios of the Company inclusive of the business subject to retroactive reinsurance accounting for loss portfolio transfers. There is no economic impact to the Company over the life of a loss portfolio transfer contract so long as any additional losses subject to the contract are within the limit of the loss portfolio transfer and the counterparty performs under the contract. Retroactive reinsurance accounting is not indicative of our current and ongoing operations. Management believes that providing loss ratios and combined ratios on business not subject to retroactive reinsurance accounting for loss portfolio transfers gives the users of our financial statements useful information in evaluating our current and ongoing operations.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Excess and Surplus Lines:
Loss Ratio	65.1%	65.2%	65.9%	106.2%
Impact of retroactive reinsurance	(3.4)%	—%	2.8%	—%
Loss Ratio including impact of retroactive reinsurance	61.7%	65.2%	68.7%	106.2%

Combined Ratio	84.5%	82.1%	85.1%	125.0%
Impact of retroactive reinsurance	(3.4)%	—%	2.8%	—%
Combined Ratio including impact of retroactive reinsurance	81.1%	82.1%	87.9%	125.0%

Casualty Reinsurance:
Loss Ratio	74.5%	380.7%	73.2%	164.0%
Impact of retroactive reinsurance	12.9%	—%	3.2%	—%
Loss Ratio including impact of retroactive reinsurance	87.4%	380.7%	76.4%	164.0%

Combined Ratio	107.9%	376.7%	104.7%	187.6%
Impact of retroactive reinsurance	12.9%	—%	3.2%	—%
Combined Ratio including impact of retroactive reinsurance	120.8%	376.7%	107.9%	187.6%

Consolidated:
Loss Ratio	67.8%	126.7%	68.5%	113.9%
Impact of retroactive reinsurance	(0.3)%	—%	2.6%	—%
Loss Ratio including impact of retroactive reinsurance	67.5%	126.7%	71.1%	113.9%

Combined Ratio	91.7%	140.6%	93.5%	136.9%
Impact of retroactive reinsurance	(0.3)%	—%	2.6%	—%
Combined Ratio including impact of retroactive reinsurance	91.4%	140.6%	96.1%	136.9%

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JRVR Announces Fourth Quarter and Full Year 2022 Results

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit by individual operating segment and for the entire Company to consolidated income before taxes. We believe that the disclosure of underwriting profit by individual segment and of the Company as a whole is useful to investors, analysts, rating agencies and other users of our financial information in evaluating our performance because our objective is to consistently earn underwriting profits. We evaluate the performance of our segments and allocate resources based primarily on underwriting profit. We define underwriting profit as net earned premiums and gross fee income (in specific instances when the Company is not retaining insurance risk) less losses and loss adjustment expenses, excluding the impact of loss portfolio transfers accounted for as retroactive reinsurance and other operating expenses. Other operating expenses include the underwriting, acquisition, and insurance expenses of the operating segments and, for consolidated underwriting profit, the expenses of the Corporate and Other segment. Our definition of underwriting profit may not be comparable to that of other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands)	2022	2021	2022	2021
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$22,858	$24,078	$83,051	$(121,478)
Specialty Admitted Insurance	2,488	3,179	4,234	9,667
Casualty Reinsurance	(2,649)	(100,669)	(6,383)	(117,526)
Total underwriting profit (loss) of operating segments	22,697	(73,412)	80,902	(229,337)
Other operating expenses of the Corporate and Other segment	(6,051)	(4,351)	(31,260)	(27,609)
Underwriting profit (loss) (a)	16,646	(77,763)	49,642	(256,946)
Losses and loss adjustment expenses - retroactive reinsurance	682	—	(20,091)	—
Net investment income	22,833	12,139	71,111	56,865
Net realized and unrealized gains (losses) on investments	1,556	1,826	(28,318)	15,564
Other income (expense)	(5,128)	(268)	(5,016)	(2,232)
Interest expense	(6,287)	(2,230)	(17,578)	(8,922)
Amortization of intangible assets	(91)	(91)	(363)	(363)
Consolidated income (loss) before taxes	$30,211	$(66,387)	$49,387	$(196,034)

(a) Included in underwriting results for the three and twelve months ended months ended December 31, 2022 is gross fee income of $6.3 million and $23.6 million, respectively ($6.5 million and $22.7 million in the respective prior year periods).

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JRVR Announces Fourth Quarter and Full Year 2022 Results

Adjusted Net Operating Income

We define adjusted net operating income as income available to common shareholders excluding a) the impact of loss portfolio transfers accounted for as retroactive reinsurance, b) net realized and unrealized gains (losses) on investments, c) certain non-operating expenses such as professional service fees related to a purported class action lawsuit, various strategic initiatives, and the filing of registration statements for the offering of securities, and d) severance costs associated with terminated employees. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

Our income (loss) available to common shareholders reconciles to our adjusted net operating income (loss) as follows:

	Three Months Ended December 31,
	2022		2021
($ in thousands)	Income Before Taxes	Net Income	Loss Before Taxes	Net Loss
Income (loss) available to common shareholders	$27,586	$15,100	$(66,387)	$(66,293)
Losses and loss adjustment expenses - retroactive reinsurance	(682)	375	—	—
Net realized and unrealized investment (gains) losses	(1,556)	(743)	(1,826)	(1,378)
Other expenses	5,419	5,419	251	206
Adjusted net operating income (loss)	$30,767	$20,151	$(67,962)	$(67,465)

	Twelve Months Ended December 31,
	2022		2021
($ in thousands)	Income Before Taxes	Net Income	Loss Before Taxes	Net Loss
Income (loss) available to common shareholders	$40,637	$22,223	$(196,034)	$(172,799)
Losses and loss adjustment expenses - retroactive reinsurance	20,091	16,786	—	—
Net realized and unrealized investment losses (gains)	28,318	25,014	(15,564)	(13,292)
Other expenses	5,519	5,519	2,214	1,846
Adjusted net operating income (loss)	$94,565	$69,542	$(209,384)	$(184,245)

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JRVR Announces Fourth Quarter and Full Year 2022 Results

Tangible Equity (per Share) and Tangible Common Equity (per Share)

We define tangible equity as shareholders' equity plus mezzanine Series A preferred shares and the unrecognized deferred retroactive reinsurance gain on loss portfolio transfers less goodwill and intangible assets (net of amortization). We define tangible common equity as tangible equity less mezzanine Series A preferred shares. Our definition of tangible equity and tangible common equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity and tangible common equity internally t    o evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity and tangible common equity for December 31, 2022, September 30, 2022, and December 31, 2021.

	December 31, 2022		September 30, 2022		December 31, 2021
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$553,766	$14.78	$526,804	$14.07	$725,362	$19.41
Plus: Series A redeemable preferred shares	144,898		144,898		—
Plus: Deferred reinsurance gain	20,091		20,773		—
Less: Goodwill and intangible assets	217,507		217,598		217,870
Tangible equity	$501,248	$11.63	$474,877	$11.02	$507,492	$13.58
Less: Series A redeemable preferred shares	144,898		144,898		—
Tangible common equity	$356,350	$9.51	$329,979	$8.81	$507,492	$13.58

Common shares outstanding	37,470,237		37,450,438		37,373,066
Common shares from assumed conversion of Series A preferred shares	5,640,158		5,640,158		—
Common shares outstanding after assumed conversion of Series A preferred shares	43,110,395		43,090,596		37,373,066
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